SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Aastrom Biosciences, Inc.

(Name of Registrant as Specified In Its Charter)

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October 11, 2002

Dear Shareholder:

      This year’s annual meeting of shareholders will be held on November 14, 2002 at 9:00 a.m. local time, at the Holiday Inn North Campus, 3600 Plymouth Road, Ann Arbor, Michigan 48105. You are cordially invited to attend.

      The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

      It is important that you use this opportunity to take part in the affairs of Aastrom Biosciences by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

      A copy of Aastrom’s 2002 Annual Report is also enclosed for your information. At the annual meeting we will review Aastrom’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Very truly yours,

R. DOUGLAS ARMSTRONG, PH.D.
Chairman, Board of Directors
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
EXECUTIVE COMPENSATION AND OTHER MATTERS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
COMPARISON OF SHAREHOLDER RETURN
SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS

AASTROM BIOSCIENCES, INC.

24 Frank Lloyd Wright Drive
Ann Arbor, MI 48105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 14, 2002

Dear Shareholder:

      You are invited to attend the Annual Meeting of the Shareholders of Aastrom Biosciences, Inc. which will be held on November 14, 2002, at 9:00 a.m. at the Holiday Inn North Campus, 3600 Plymouth Road, Ann Arbor, Michigan 48105 for the following purposes:

1. To elect two Class II directors, each to hold office for a three-year term and until their respective successors are duly elected and qualified. The following persons have been nominated for election at the meeting: Mary L. Campbell and Arthur F. Staubitz.

2. To ratify the appointment of PricewaterhouseCoopers LLP as Aastrom’s independent public accountants for the fiscal year ending June 30, 2003.

3. To transact such other business as may properly come before the meeting.

      Shareholders of record at the close of business on September 26, 2002 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the shareholders of record on September 26, 2002 will be available for examination by any shareholder, for any purpose relating to the meeting, during ordinary business hours at Aastrom.

By order of the Board of Directors,

R. DOUGLAS ARMSTRONG, PH.D.
Chairman, Board of Directors
President and Chief Executive Officer

Ann Arbor, Michigan

October 11, 2002

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postpaid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

AASTROM BIOSCIENCES, INC.

24 Frank Lloyd Wright Drive
Ann Arbor, Michigan 48105

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

       The accompanying proxy is solicited by the Board of Directors of Aastrom Biosciences, Inc., a Michigan corporation, for use at the Annual Meeting of Shareholders to be held November 14, 2002, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is October 11, 2002, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders. Unless the context requires otherwise, references to “we,” “us,” “our,” and Aastrom refer to Aastrom Biosciences, Inc.

GENERAL INFORMATION

SOLICITATION AND VOTING

      Annual Report. An annual report for the fiscal year ended June 30, 2002, is enclosed with this Proxy Statement.

      Voting Securities. Only shareholders of record as of the close of business on September 26, 2002 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 45,934,129 shares of common stock, no par value, of Aastrom, issued and outstanding. Shareholders may vote in person or in proxy. Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. Aastrom’s bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

      Solicitation of Proxies. The cost of soliciting proxies will be borne by Aastrom. Aastrom will solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of Aastrom registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Aastrom may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

      Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the election of the nominees for director contained in this Proxy Statement, in favor of the other proposals specified in the Notice of the meeting, and in the discretion of the proxy holders on any other matter that comes before the meeting. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of Aastrom of either a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

      Aastrom has a classified Board of Directors currently consisting of two Class II directors (Mary L. Campbell and Arthur F. Staubitz), two Class III directors (R. Douglas Armstrong and Joseph A. Taylor), and two Class I directors (Fabrizio Bonanni and Susan Wyant), who will serve until the Annual Meetings of Shareholders to be held in 2002, 2003 and 2004, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting.

      The nominees for election at the 2002 Annual Meeting of Shareholders to fill the Class II positions on the Board of Directors are Mary L. Campbell and Arthur F. Staubitz. If elected, the nominees will serve as directors until Aastrom’s Annual Meeting of Shareholders in 2005, and until their successors are duly elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as the proxy holders may designate.

      If a quorum is present, the two nominees for the positions as Class II directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the vote, except that abstentions will be counted as shares present for purposes of determining the presence of a quorum. The Board of Directors unanimously recommends a vote “FOR” the nominees named above.

      The table below sets forth for Aastrom’s directors, including the Class II nominees to be elected at this meeting, certain information, as of August 31, 2002 with respect to age and background.

			Director
Name	Position With Aastrom	Age	Since

Class II directors to be elected at the 2002 Annual Meeting of Shareholders:
Mary L. Campbell	Director	57	1998
Arthur F. Staubitz	Director	63	1999
Class III directors whose terms expire at the 2003 Annual Meeting of Shareholders:
R. Douglas Armstrong	President and Chief Executive Officer, Chairman of the Board	49	1991
Joseph A. Taylor	Director	58	1998
Class I directors whose terms expire at the 2004 Annual Meeting of Shareholders:
Fabrizio Bonanni	Director	56	2000
Susan Wyant	Director	50	2002

Nominees for Election at the 2002 Annual Meeting of Shareholders

      Mary L. Campbell, a director since January 1998, is a co-founder and principal of EDF Ventures, a venture capital fund managing approximately $120 million. Ms. Campbell concentrates on investing in healthcare opportunities, as well as leading the firm’s fundraising activities and has been affiliated with the firm since 1987. Ms. Campbell also serves on the Board of Directors of private companies in the software and healthcare industries. In addition, Ms. Campbell is on the boards of several not-for-profit organizations and is currently a member of the Steering Committee for the State of Michigan’s Life Science Corridor, a statewide initiative to create collaborative clusters of research institutions and private companies engaged in life sciences research and commercialization. Ms. Campbell received a Bachelor of Arts in English from the University of Michigan, Masters of Business Administration from the University of Michigan and Masters of Special Education from Fairfield University.

      Arthur F. Staubitz a director since March 1999, most recently served as Senior Vice President, Portfolio Strategy at Baxter International. He has also served as Senior Vice President and General Counsel at both Baxter and Amgen, Inc. During his career at Baxter, Mr. Staubitz served in a broad range of other executive positions including Vice President, Business Development, Strategic Planning and Law, Baxter Diagnostics; and Vice President and General Manager, Ventures Group, Baxter World Trade Corporation. Prior to this Mr. Staubitz held several positions at Sperry Univac and served as an Associate at the law firm of Sidley & Austin. Mr. Staubitz received his A.B. (with Distinction and Honors) from Wesleyan University and his Juris Doctorate (cum laude) from the University of Pennsylvania Law School. Mr. Staubitz also serves on the Board of Directors of the Arizona Cancer Center and UA Presents and is a Trustee of Cartage College.

Directors Continuing In Office

      R. Douglas Armstrong, Ph.D. joined Aastrom in June 1991, as a director and as its President and Chief Executive Officer. In 1999, Dr. Armstrong was elected as Chairman of Aastrom’s Board of Directors. From 1987 to 1991, Dr. Armstrong served at the La Jolla Cancer Research Foundation (LJCRF), now named the Burnham Institute, in different capacities, including Executive Vice President and Trustee of the scientific research institute located in San Diego, California. Dr. Armstrong has also held various faculty and staff positions at the Yale University School of Medicine, University of California, San Francisco, LJCRF and the University of Michigan. Dr. Armstrong received a Bachelor of Arts degree in Chemistry from the University of Richmond in Richmond, Virginia and completed his Doctorate in Pharmacology and Toxicology from the Medical College of Virginia.

      Fabrizio Bonanni, Dr. Chem. a director since September 2000, has served as Senior Vice President at Amgen Corporation, Inc. since April 1999 where he oversees Quality Control, Quality Assurance, Regulatory Compliance and Environmental Health and Safety. Previously, Dr. Bonanni held various management positions at Baxter International from 1974 through 1999, most recently as Vice President, Regulatory and Clinical Affairs and Corporate Vice President. Dr. Bonanni earned his doctorate in Chemistry (magna cum laude and with mention of honor) from the University of Florence, Italy and has done postdoctoral work in physiological chemistry at the Massachusetts Institute of Technology. He is a state-certified chemist and member of the Ordine dei Chimici of Tuscany, Italy. Dr. Bonanni is an alumnus of the Institute for International Management at Northwestern University, J.L. Kellogg Graduate School of Management, and of the Executive Program in Manufacturing at Harvard University, Graduate School of Business Administration. Dr. Bonanni serves on the Board of Trustees of the California Science Center.

      Joseph A. Taylor a director since November 1998, currently serves as Managing Director, at Linden Private Equity. Prior to this Mr. Taylor served as Managing Director, Private Equity Finance at W.R. Hambrecht & Co., LLC from July 2000 to April 2002. Before joining W. R. Hambrecht, he was the Director, Private Equity Investments at Munder Capital Management for two years. Mr. Taylor spent 15 years as a Senior Investment Analyst for the State Treasurer, State of Michigan Retirement System. He currently serves as a member of the Regional Advisory Committee of Blue Care Network and previously served as a Director of Spectrum Castings, Inc., and as Chairman of the Finance Committee of the Board of Directors of Blue Care Network-East. Mr. Taylor holds a Bachelor of Science degree in Finance from Chicago State University and a Masters of Business Administration from Illinois Governors State University.

      Susan L. Wyant, Pharm. D. a director since June 2002 and a member of Aastrom’s Technology Review Board since May 2002, is the founder and President of The Dominion Group, a full service marketing research and consulting firm assisting major pharmaceutical as well as start-up biotechnology companies in making informed business decisions. Prior to founding The Dominion Group in 1993, Dr. Wyant held various marketing and management positions related to the pharmaceutical industry. In addition to her extensive work in pharmaceutical consulting and marketing, Dr. Wyant has been a Clinical Associate Professor at Medical College of Virginia School of Pharmacy and Shenandoah University School of Pharmacy. Dr. Wyant received a Bachelor of Science degree and a Doctor of Pharmacy degree from the Medical College of Virginia/ VCU School of Pharmacy.

Board Meetings and Committees

      During the fiscal year ended June 30, 2002, the Board of Directors held five meetings. Each director serving on the Board of Directors in fiscal year 2002 attended at least 75% of such meetings of the Board of

Directors and the Committees on which he or she served, except Susan Wyant who was elected to the Board of Directors on June 4, 2002 and has attended all meetings since that date. Additionally, due to Alan M. Wright’s appointment as the Company’s Senior Vice President, Administrative and Financial Operations, he resigned his position as a member of the Board of Directors in August 2002.

      Aastrom does not have a standing Nominating Committee, but does have an Audit Committee, a Compensation Committee and a Corporate Governance Committee.

      The Audit Committee’s function is to review with Aastrom’s independent accountants and management the annual financial statements and independent accountants’ opinion, review the scope and results of the examination of Aastrom’s financial statements by the independent accountants, review all professional services performed and related fees by the independent accountants, recommend the retention of the independent accountants to the Board of Directors and periodically review Aastrom’s accounting policies and internal accounting and financial controls. The Audit Committee consists of independent directors. The members of the Audit Committee for the fiscal year 2002 were Mary L. Campbell, Alan M. Wright and Joseph A. Taylor. Mr. Wright resigned from the Audit Committee upon his appointment as an officer of the Company. Arthur F. Staubitz was appointed to the Audit Committee upon Mr. Wright’s resignation. During the fiscal year ended June 30, 2002, the Audit Committee held three meetings. See “REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.”

      The Compensation Committee’s function is to review and approve salary and bonus levels and stock option grants. During the fiscal year ended June 30, 2002, the Compensation Committee was composed of all members of Aastrom’s Board of Directors. As of the beginning of the fiscal year 2003, one of the members of the Board of Directors, Dr. Armstrong, resigned from the Compensation Committee. During the fiscal year ended June 30, 2002, there were no separate meetings of the Compensation Committee. For additional information concerning the Compensation Committee, see “REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION” and “EXECUTIVE COMPENSATION AND OTHER MATTERS.”

      The Corporate Governance Committee’s function is to assist Aastrom’s Board of Directors in fulfilling its responsibilities by reviewing and reporting to the Board of Directors upon (i) corporate governance compliance mechanisms, (ii) potential conflicts of interest, (iii) corporate governance roles amongst management and directors and (iv) Board of Directors process enhancement. Consistent with this function, the Corporate Governance Committee encourages continuous improvement of, and fosters adherence to, the Company’s corporate governance policies, procedures and practices at all levels. The Corporate Governance Committee consists of independent directors and its members are Arthur F. Staubitz, Joseph A. Taylor and Susan L. Wyant. This is a new committee for the Company, thus during the fiscal year ended June 30, 2002, the Corporate Governance Committee did not hold any meetings.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors of Aastrom has selected PricewaterhouseCoopers LLP as independent public accountants to audit the consolidated financial statements of Aastrom for the fiscal year ending June 30, 2003. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1997. A representative of PricewaterhouseCoopers LLP is not expected to be present at the annual meeting.

      The following table sets forth the aggregate fees billed to Aastrom for the fiscal year ended June 30, 2002 by PricewaterhouseCoopers LLP.

Audit Fees	$76,000
Financial Information Systems Design and Implementation Fees	$0
All Other Fees	$19,000

      The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing tax services and other non-audit services to Aastrom and has concluded that such services are compatible with PricewaterhouseCoopers LLP’s independence as Aastrom’s accountants. PricewaterhouseCoopers LLP does not provide business consulting services to Aastrom.

Vote Required and Board of Directors’ Recommendation

      The affirmative vote of a majority of the votes cast on the ratification of this appointment, at the annual meeting of shareholders at which a quorum representing a majority of all outstanding shares of common stock of Aastrom is present, either in person or by proxy, is required for ratification of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Aastrom’s Independent Public Accountants for the Fiscal Year Ending June 30, 2003.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of August 31, 2002, with respect to the beneficial ownership of Aastrom’s common stock by (i) all persons known by Aastrom to be the beneficial owners of more than 5% of the outstanding common stock of Aastrom; (ii) each director and director-nominee of Aastrom, (iii) each executive officer of Aastrom named in the Summary Compensation Table, and (iv) all executive officers and directors of Aastrom as a group.

	Shares Owned(1)

	Number	Percentage of
Name and Address of Beneficial Owner(2)	of Shares	Class(3)

RGC International Investors, LDC(4)	2,614,386	5.4%
c/o Rose Glen Capital Management, L.P.
3 Bala Plaza East, Suite 200
251 St. Asaphs Road
Bala Cynwyd, PA 19004
R. Douglas Armstrong, Ph.D.(5)	1,388,923	3.0%
Brian S. Hampson(6)	130,981	*
Bruce W. Husel(7)	114,310	*
Steven N. Wolff, M.D.(8)	37,500	*
Alan M. Wright(9)	15,750	*
Fabrizio Bonanni, Ph.D.(10)	15,500	*
Mary L. Campbell(11)	34,177	*
Arthur F. Staubitz(12)	38,750	*
Joseph A. Taylor(13)	29,550	*
Susan Wyant, Ph.D.(14)	3,125	*
All officers and directors as a group (10 persons)(15)	1,808,566	3.9%

*	Represents less than 1% of the outstanding shares of Aastrom’s common stock.

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)	Unless otherwise provided, the address for each beneficial owner is 24 Frank Lloyd Wright Drive, Ann Arbor, MI 48105.

(3)	Calculated on the basis of 45,373,657 shares of common stock outstanding as of August 31, 2002, except that shares of common stock underlying options exercisable within 60 days of August 31, 2002 are deemed to be outstanding for purposes of calculating ownership of securities of the holders of such options.

(4)	Includes 2,614,386 shares issuable upon exercise of warrants held by RGC International Investors, LDC purchased on February 29, 2000 that are exercisable until February 28, 2003.

(5)	Includes 1,010,750 shares issuable upon exercise of options held by Dr. Armstrong that are exercisable within the 60-day period following August 31, 2002. Also includes 366,173 shares held in trusts in which Dr. Armstrong is a co-trustee; Dr. Armstrong disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(6)	Includes 119,833 shares issuable upon exercise of options held by Mr. Hampson that are exercisable within the 60-day period following August 31, 2002.

(7)	Includes 112,810 shares issuable upon exercise of options held by Mr. Husel that are exercisable within the 60-day period following August 31, 2002.

(8)	Includes 37,500 shares issuable upon exercise of options held by Dr. Wolff that are exercisable within the 60-day period following August 31, 2002.

(9)	Includes 15,500 shares issuable upon exercise of options held by Mr. Wright that are exercisable within the 60-day period following August 31, 2002.

(10)	Includes 15,500 shares issuable upon exercise of options held by Dr. Bonanni that are exercisable within the 60-day period following August 31, 2002.

(11)	Includes 33,750 shares issuable upon exercise of options held by Ms. Campbell that are exercisable within the 60-day period following August 31, 2002. Also includes 427 shares of common stock held collectively with Enterprise Management, Inc. and Enterprise Ventures, Limited Partnership, which Ms. Campbell is an executive officer or partner of. Ms. Campbell disclaims beneficial ownership of all such shares except to the extent of her pecuniary interest therein.

(12)	Includes 28,750 shares issuable upon exercise of options held by Mr. Staubitz that are exercisable within the 60-day period following August 31, 2002.

(13)	Includes 28,750 shares issuable upon exercise of options held by Mr. Taylor that are exercisable within the 60-day period following August 31, 2002.

(14)	Includes 3,125 shares issuable upon exercise of options held by Dr. Wyant that are exercisable within the 60-day period following August 31, 2002.

(15)	Includes 1,406,268 shares issuable upon exercise of options that are exercisable within the 60-day period following August 31, 2002.

EXECUTIVE COMPENSATION AND OTHER MATTERS

      The following table sets forth information for the fiscal years ended June 30, 2000, 2001 and 2002 concerning the compensation of the Chief Executive Officer of Aastrom and each of Aastrom’s other executive officers (Named Executive Officers) as of June 30, 2002, whose total salary and bonus for the year ended June 30, 2002, exceeded $100,000 for services rendered in all capacities to Aastrom.

Summary Compensation Table

				Long Term
				Compensation
				Awards
		Annual Compensation
				Securities	All Other
Name and Principal Position	Year	Salary	Bonus	Underlying Options	Compensation

R. Douglas Armstrong, Ph.D.	2002	$275,000	$87,500	1,175,000	$21,682	(1)
President and Chief Executive Officer,	2001	$250,000	—	500,000	—
Chairman of the Board of Directors	2000	$233,333	$262,500	317,000	—
Michael S. Durski(2)	2002	$68,125	—	100,000	—
Vice President, Finance and	2001	—	—	—	—
Administration, Chief Financial Officer, Secretary and Treasurer	2000	—	—	—	—
Brian S. Hampson	2002	$150,000	—	60,000	—
Vice President, Product Development	2001	$127,083	$44,000	100,000	—
	2000	$103,258	$56,250	54,000	—
Bruce W. Husel	2002	$145,600	—	40,000	$11,200	(1)
Vice President, Quality Systems	2001	$140,933	$7,000	100,000	—
and Regulatory Affairs	2000	$127,500	$26,532	85,000	—
Steven N. Wolff, M.D.(3)	2002	$210,000	—	25,000	—
Vice President, Medical Research	2001	$48,125	—	100,000	—

(1)	Consists of vacation pay.

(2)	Mr. Durski joined the Company in February 2002.

(3)	Dr. Wolff joined the Company in April 2001.

Stock Options Granted in Fiscal 2002

      The following table provides information with respect to stock option grants to the Named Executive Officers during the fiscal year ended June 30, 2002.

Option Grants In Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed Annual
	Number of	% of Total			Rates of Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted to	Exercise or		Option Term(1)
	Options	Employees	Price Per	Expiration
Name	Granted(2)	in 2002	Share(2)	Date	5%	10%

R. Douglas Armstrong, Ph.D.	1,175,000	62.05%	$1.05	09/17/11	$2,009,649	$3,200,030
Michael S. Durski	100,000	5.28%	$.89	02/28/12	$144,157	$229,546
Brian S. Hampson	60,000	3.17%	$1.05	09/17/11	$102,620	$163,406
Bruce W. Husel	40,000	2.11%	$1.05	09/17/11	$68,414	$108,937
Steven N. Wolff, M.D.	25,000	1.32%	$.50	06/04/12	$20,361	$32,422

(1)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission’s rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2)	Each of these options was granted under Aastrom’s Amended and Restated 1992 Incentive and Non-Qualified Stock Option Plan or the 2001 Stock Option Plan (Option Plan) at an exercise price equal to the fair market value of the common stock on the date of grant.

Options Exercises and Fiscal 2002 Year End Values

      The following table provides information with respect to unexercised options held as of June 30, 2002, by the Named Executive Officers. None of the Named Executive Officers exercised any stock options during the fiscal year ended June 30, 2002.

Aggregated Option Exercises

And Fiscal Year-End Option Values

	Number of Shares		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at June 30, 2002		at June 30, 2002(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

R. Douglas Armstrong, Ph.D.	735,750	1,256,250	—	—
Michael S. Durski	—	100,000	—	—
Brian S. Hampson	96,083	136,250	—	—
Bruce W. Husel	93,380	102,620	—	—
Steven N. Wolff, M.D.	25,000	100,000	—	—

(1)	The value of “in-the-money” stock options represents the difference between the exercise price of such options and the fair market value of $0.37 per share of common stock as of June 28, 2002, the closing price of the common stock reported on the Nasdaq National Market on such date.

Employment Contracts and Termination of Employment and Change of Control Arrangements

      Aastrom entered into employment agreements with no defined length of employment with Bruce W. Husel and Brian S. Hampson in November 1997 and July 1993, respectively. Pursuant to these agreements,

Aastrom agreed to pay Messrs. Husel and Hampson annual base salaries of $110,000 and $70,000, respectively, which base salaries have been increased and are subject to periodic review and adjustment. Pursuant to the terms of the foregoing employment agreements, either party may generally terminate the employment relationship without cause at any time upon 14 days prior written notice to the other party or immediately with cause upon notice. Aastrom has also entered into an Indemnification Agreement with certain of its directors, officers and other key personnel.

      In the event of a transfer of control of Aastrom, as defined under the Option Plan, Aastrom must cause any successor corporation to assume the options or substitute similar options for outstanding options or continue such options in effect. In the event that any successor to Aastrom in a merger, consolidation or dissolution will not assume the options or substitute similar options, then the options become exercisable in full and such options will be terminated if not exercised prior to such merger, consolidation or dissolution. The vesting of certain options granted to executive officers of Aastrom accelerates if such officer is terminated following a transfer of control.

      Options granted under Aastrom’s 1996 Outside Directors Stock Option Plan (Directors Plan) contain provisions pursuant to which all outstanding options granted under the Directors Plan will become fully vested and immediately exercisable upon a “transfer of control,” as defined under the Directors Plan.

      Aastrom is a party to an Executive Retention and Severance Agreement with Dr. Armstrong. Under the terms of this agreement, in the event of Dr. Armstrong’s termination upon a change of control, he will be entitled to receive a lump sum severance payment of the maximum amount which, when added to other compensation and benefits treated as parachute payments under the Internal Revenue Code, does not result in any compensation or benefit becoming subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code. Upon any termination of Dr. Armstrong’s employment (other than for cause), Aastrom will be required to reimburse him for his costs (incurred within one year of termination of employment) for relocating to any other location in the United States, up to a maximum of $50,000. Aastrom has also agreed to provided Dr. Armstrong with a severance payment equal to 18 months of his then current salary should he be terminated for any reason (other than for cause).

      Aastrom is a party to Retention Bonus Agreements with each of Messrs. Husel and Hampson, that provide for a lump sum severance payment equal to six times each employee’s then current monthly salary and relocation expense reimbursement of up to a maximum of $25,000 in the event of employee’s loss of employment upon certain change in control events. These agreements also provide for retention bonus payments equal to six times each employee’s then current monthly salary upon the one-year anniversary of an Acquisition or Merger Transaction, as defined, provided that the employee remains employed during such one-year period. The employee is entitled to the retention bonus in the event of their termination (other than for cause), during such one-year period. Messrs. Husel and Hampson are also parties to Relocation Bonus Agreements with Aastrom. Upon a Merger Transaction, as defined, that requires more than a 50-mile relocation of the employee’s place of employment, a lump sum payment equal to six times each employee’s then current monthly salary may be paid upon the one year anniversary of employee’s relocation, provided that they remain employed by Aastrom.

      Aastrom is party to Pay to Stay Severance Agreements that were executed in October 1999 with certain employees including, Dr. Armstrong and Mr. Hampson. Pursuant to these agreements, an Incentive Sale Bonus, as defined, may become payable in the event that Aastrom sells its assets or participates in a merger or acquisition transaction. Any employee who voluntarily terminates their employment with Aastrom prior to substantial completion of such a transaction will forego their participation in the Incentive Bonus Pool, with their share of the pool being allocated to the remaining participants.

Compensation of Directors

      Effective November 14, 2001, each non-employee director of Aastrom receives an annual fee of $10,000 paid in equal quarterly cash payments and a $500 cash payment for each formal committee meeting attended in person or telephonically. Prior to November 14, 2001, each non-employee director of Aastrom received a cash payment of $1,000 for each meeting of the Board of Directors attended in person or telephonically and a

$1,000 cash payment for participation in a committee meeting of the Board of Directors on which they serve. In addition, directors receive reimbursement for expenses incurred in attending each Board of Directors and committee meeting. Aastrom’s Directors Plan currently provides for the initial automatic grant of an option to purchase 10,000 shares of Aastrom’s common stock to each outside director of Aastrom upon initial appointment or election to the Board of Directors, and subsequent grants to each outside director of an option to purchase 10,000 shares of common stock on the date of each Annual Meeting of Shareholders, provided the outside director continues to serve in that capacity and has so served for at least six months.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      Each member of the Board of Directors served as a member of the Compensation Committee during fiscal year ended June 30, 2002. During that fiscal year, R. Douglas Armstrong was employed by Aastrom as its President and Chief Executive Officer and also served as Chairman of the Board of Directors. Dr. Armstrong recused himself on all matters involving him personally.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aastrom’s executive officers, directors and persons who beneficially own more than 10% of Aastrom’s common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (SEC). Such persons are required by SEC regulations to furnish Aastrom with copies of all Section 16(a) forms filed by such persons.

      Based solely on Aastrom’s review of such forms furnished to it and written representations from certain reporting persons, Aastrom believes that all filing requirements applicable to its executive officers, directors and more than 10% shareholders were complied with, except for Dr. Wyant who filed late one of the forms required to be filed under Section 16(a).

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

      The Compensation Committee in the fiscal year 2002 was composed of all members of Aastrom’s Board of Directors and, as such, the Compensation Committee did not hold separate meetings in the fiscal year 2002. Effective as of the beginning of the fiscal year 2003, Dr. Armstrong, a member of the Board of Directors, resigned from the Compensation Committee and, therefore, the Compensation Committee is now composed of all non-employee members of Aastrom’s Board of Directors. The Compensation Committee will hold its meetings at appropriate times.

      In fiscal year 2002, the Compensation Committee was responsible for setting and administering the policies governing annual compensation of the executive officers of Aastrom. These policies are based upon the philosophy that Aastrom’s long-term success is best achieved through recruitment and retention of the best people possible. The Compensation Committee applied this philosophy in determining compensation for Aastrom’s executive officers in three areas: salary, bonuses and stock options.

      Salary. Aastrom strives to offer salaries to its executive officers that are competitive in its industry and in its geographic region for similar positions requiring similar qualifications. In determining executive officers’ salaries, the Compensation Committee considers salary surveys of companies in similar industries, and of similar size and geographic location. Companies selected for salary comparisons are not necessarily the same companies used to compare stock performance in the chart under the heading “Comparison Of Shareholder Return.”

      The Compensation Committee evaluates the performance and sets the salary of Aastrom’s Chief Executive Officer, Dr. Armstrong, on an annual basis. Dr. Armstrong evaluates the performance of all other executive officers, and recommends salary adjustments, which are subject to review and approval by the Compensation Committee. Performance evaluations for individual executive officers are based on individual goals. For Dr. Armstrong, these goals are set by the Compensation Committee and, for all other officers, these goals are set by Dr. Armstrong. The goals of executive officers are based on their individual management responsibilities. In addition to reviewing the results of the performance evaluations and information concerning competitive salaries, the Compensation Committee and Dr. Armstrong consider the financial condition of Aastrom in evaluating salary adjustments. The salaries are evaluated by the Compensation Committee, with each member using his or her personal judgment and subjective factors to assess performance.

      Bonuses. Aastrom seeks to provide additional incentives and rewards to executives who make contributions of outstanding value to Aastrom. For this reason, Aastrom may award incentive compensation, which can comprise a substantial portion of the total compensation of executive officers when earned and paid. Cash bonuses are based on a subjective evaluation of performance and existing salary, rather than a specific formula.

      Stock Options. The Compensation Committee believes that employee equity ownership provides significant additional incentive to executive officers to maximize value for Aastrom’s shareholders, and therefore makes periodic grants of stock options under Aastrom’s Option Plan. Such options are granted at the prevailing market price, and will only have value if Aastrom’s stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options serve to align the interest of executive officers closely with other shareholders because of the direct benefit executive officers receive through improved stock performance. In September 2001, the Compensation Committee reviewed Dr. Armstrong’s equity compensation and granted 1,000,000 additional options, 20% of which are immediately vested and exercisable. The size and terms of Dr. Armstrong’s option grants were based on the responsibilities and expected future contributions of Dr. Armstrong, the compensation of CEOs of similarly situated companies and the retention value of the grant.

      After the fiscal year ended June 30, 2002, the Compensation Committee met to review the options currently held by the executive officers of Aastrom. Following this review, the Compensation Committee granted options to two of the executive officers of Aastrom: Dr. Armstrong, Chief Executive Officer and Mr. Wright, Senior Vice President, Administrative and Financial Operations. The Compensation Committee

granted 200,000 additional options to Dr. Armstrong and 120,000 additional options to Mr. Wright. Details of these grants will be included in the compensation report for fiscal year ending June 30, 2003.

      In fiscal year 2002, the Compensation Committee made determinations concerning the size and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Option grants were based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer to Aastrom, and previous option grants to such executive officers. Options were granted with a goal to provide competitive equity compensation for executive officers compared to executive officers of similar rank in companies of Aastrom’s industry, geographic location and size. Generally, option grants vest over four years, although the board may at its discretion grant options with shorter vesting schedules or that vest immediately. Option grants for fiscal year 2002 are set forth in the table entitled “Option Grants in Last Fiscal Year” in the section entitled “Executive Compensation and Other Matters.”

COMPENSATION COMMITTEE

Joseph A. Taylor (Chairman)
R. Douglas Armstrong
Fabrizio Bonanni
Mary L. Campbell
Arthur F. Staubitz
Susan Wyant

AUDIT COMMITTEE REPORT

      The Audit Committee oversees Aastrom’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. PricewaterhouseCoopers LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

      The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. For the fiscal year 2002, the members of the Audit Committee were Mary L. Campbell, Joseph A. Taylor and Alan M. Wright. Effective as of August 2002, Mr. Wright resigned from the Audit Committee as a result of his appointment as an officer of the Company. Arthur F. Staubitz was appointed as a member of the Audit Committee upon Mr. Wright’s resignation from the Audit Committee. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

      The Committee has discussed and reviewed with the auditors all matters required to be discussed Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers LLP audit, the results of its examinations, its evaluations of Aastrom’s internal controls and the overall quality of its financial reporting.

      The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and Aastrom that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

      As a result of Mr. Wright’s resignation from the Audit Committee, Mr. Wright did not participate in the review and discussions of Aastrom’s audited financial statements included in Aastrom’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002. Mr. Staubitz participated in the review and discussions of the audited financial statements.

      Based on the review and discussions referred to above, the committee recommended to the Board of Directors that Aastrom’s audited financial statements be included in Aastrom’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

AUDIT COMMITTEE

Mary L. Campbell (Chairperson)
Arthur F. Staubitz
Joseph A. Taylor
Alan M. Wright

COMPARISON OF SHAREHOLDER RETURN

      Set forth below is a line graph comparing changes in the cumulative total return on Aastrom’s common stock, a broad market index (the Nasdaq Stock Market-U.S. Index (Nasdaq Index)) and an industry index (those companies that selected the same first three digits of their primary Standard Industrial Classification Code Number as Aastrom, 283, and have a market capitalization of less than $200 million (Industry Index)) for the period commencing on June 30, 1997 and ending on June 30, 2002.

Comparison of Cumulative Total Return From June 30, 1997 through June 30, 2002 (1)

Aastrom Biosciences, Inc., Industry Index and Nasdaq Index

Aastrom/Index	6/30/97	6/30/98	6/30/99	6/30/00	6/30/01	6/30/02

Aastrom	$100.0	$52.6	$17.5	$33.8	$20.2	$5.2
Nasdaq Index	100.0	131.6	189.1	279.6	151.6	103.2
Industry Index	100.0	92.1	84.0	130.8	106.4	42.4

(1)	Assumes that $100.00 was invested on June 30, 1997 in Aastrom’s common stock and each index, and that all dividends were reinvested. No cash dividends have been declared on Aastrom’s common stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

SHAREHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

      Under Aastrom’s bylaws, in order for business to be properly brought before a meeting by a shareholder, such shareholder must have given timely notice thereof in writing to the Secretary of Aastrom. To be timely, such notice must be received at Aastrom’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date Aastrom’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

      Proposals of shareholders intended to be presented at the next annual meeting of the shareholders of Aastrom must be received by Aastrom at its offices at 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, no later than June 19, 2003. Such shareholder proposals may also be included in Aastrom’s proxy statement if they satisfy the conditions established by the Securities and Exchange Commission for such inclusion.

TRANSACTION OF OTHER BUSINESS

      At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

R. DOUGLAS ARMSTRONG, PH.D.
President and Chief Executive Officer
Chairman, Board of Directors

October 11, 2002

PROXY

AASTROM BIOSCIENCES, INC.

Proxy for Annual Meeting of Shareholders

Solicited by the Board of Directors

     The undersigned hereby appoints R. Douglas Armstrong, with full power of substitution to represent the undersigned and to vote all of the shares of stock of Aastrom Biosciences, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn North Campus, Ann Arbor, Michigan on Thursday, November 14, 2002 at 9:00 a.m., and at any adjournment thereof (i) as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.

     The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposal 1 and proposal 2.

     A vote FOR the following proposals is recommended by the Board of Directors:

     1.    ELECTION OF DIRECTORS

Nominee: Mary L. Campbell	☐ FOR	☐ WITHHELD
Nominee: Arthur F. Staubitz	☐ FOR	☐ WITHHELD

2.	To approve the selection of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the year ending June 30, 2003.

☐ FOR	☐ AGAINST	☐ ABSTAIN

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW. ☐	Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased shareholder should give their title. Please date the Proxy.

Signature(s)	Date: